M&A COUNSELORS AND FIDUCIARIES, LLC
                          21 CUMMINGS PARK, SUITE 200
                               WOBURN, MA 01801

                                 781-376-9400
                           bhoilman@macounselors.com

                                October 7, 2004

To:  The Board Of Directors
Prestiga Capital Management, Inc.
4 Pheasant Hill Street
P. O. Box 409
Westwood, MA 02090-0409

Dear Board of Directors,

We have acted as your counsel in connection with the preparation and filing with the U. S. Securities and Exchange Commission, a Registration Statement on Form S-1, which includes the prospectus (the "Prospectus") that will be used to offer shares of Prestiga Fund, LLC, a Delaware limited liability company, (the "Fund").

We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion set forth under the caption "Federal Income Tax Aspects-Tax Opinion," "Summary-Federal Income Tax Aspects," "Risk Factors-Any managing member wishing to voluntarily withdraw from the Fund must give 120 days prior written notice to the shareholders" and "Risk Factors-You may be subject to back taxes and penalties." We also confirm that the Prospectus accurately summarizes all material aspects of the Federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

As you instructed, this opinion extends to United States Tax law only and we have not conducted an analysis or opine on any state tax law that may be applicable to the offering or to any investor in the Fund.

This opinion does not extend to or opine upon the legality of the sale of Shares of the Fund pursuant to Federal or state securities laws applicable to the offer and sale of securities.

We hereby consent to the filing of this opinion as an Exhibit to the Form S-1 Registration Statement to be filed by your firm on behalf of the Fund with the U. S. Securities and Exchange Commission and the states to be selected by your firm where the Shares will be offered for sale and to all references to our tax opinion referred to in the Forms S-1 for the Fund attributed to our firm.

                                                Very truly yours,


                                                /s/ C. William Hoilman
                                                C. William Hoilman
                                                For The Firm
CWH:lf